UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2004

STEWART ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

LOUISIANA (State or other jurisdiction of incorporation)	1-15449 (Commission File Number)	72-0693290 (I.R.S. Employer Identification No.)

1333 South Clearview Parkway
Jefferson, Louisiana 70121
(Address of principal executive offices) (Zip Code)

(504) 729-1400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFP 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On December 2, 2004, Thomas M. Kitchen, age 57, was appointed as Chief Financial Officer and Executive Vice President of Stewart Enterprises, Inc. (the “Company”). Mr. Kitchen was elected to the Company’s Board of Directors in February 2004 and will continue to serve as a board member. He was also a member of the audit committee and corporate governance and nominating committee of the Board of Directors, but he will not continue in those positions, as his status as an officer of the Company makes him ineligible for service on committees of the Board whose members must all be independent.

     Mr. Kitchen has served as an investment management consultant with Equitas Capital Advisors, LLC since July 2003. From 1987 to 1999, he was Chief Financial Officer of Avondale Industries, Inc., a publicly-traded company engaged primarily in the design, construction, system integration and repair of large, complex ships for commercial and government customers. He served as President of Avondale from 1999 to 2002, after Avondale’s acquisition by Litton Industries, which was subsequently acquired by Northrop Grumman Corporation. The Company intends to enter into an employment agreement and change of control agreement with Mr. Kitchen, substantially similar to those that the Company has entered into in the past with other senior executives. The material terms of those agreements will be described in a separate filing on Form 8-K following their completion and execution.

     A copy of the Company’s press release announcing Mr. Kitchen’s appointment as Chief Financial Officer, dated December 2, 2004, is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit
Number	Description

99.1	Press release dated December 2, 2004 announcing Thomas M. Kitchen as CFO

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEWART ENTERPRISES, INC.
December 2, 2004	/s/ Michael G. Hymel
Michael G. Hymel
Vice President Corporate Controller Chief Accounting Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press release dated December 2, 2004 announcing Thomas M. Kitchen as CFO